Exhibit 99.1

FOR IMMEDIATE RELEASE			NEWS RELEASE

Date Submitted:	October 25, 2011	Contact:	Samuel G. Stone
NASDAQ Symbol:	FBMI		Executive Vice President and
Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2011 RESULTS

Highlights Include:

•
For the third quarter of 2011, earnings per share were $0.15, up from $0.03 in the second quarter of 2011 and up from $0.12 in the third quarter of 2010, as net income and net income available to common shareholders also increased

•	Earnings per share equaled $0.28 for the first nine months of 2011, up from $0.22 per share in the first nine months of 2010
•
Net income of $3,473,000 in the first nine months of 2011 increased $553,000 compared to $2,920,000 in the first nine months of 2010, and net income available to common shareholders increased to $2,213,000 from $1,660,000

•	Provision expense of $3.5 million in the third quarter of 2011 exceeded net charge-offs of $3.4 million and decreased $797,000 from the second quarter of 2011, but was $393,000 higher than a year ago
•	Ratio of the allowance for loan losses to loans strengthened to 2.16% at September 30, 2011, compared to 1.97% a year ago
•	Gain on sale of mortgages and reduced FDIC insurance expense contributed to the improved third quarter results
•	Equity ratios remained strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $1,630,000 for the third quarter of 2011, compared to $1,324,000 for the third quarter of 2010, with net income available to common shareholders of $1,210,000 in the third quarter of 2011 compared to $904,000 in the third quarter of 2010. Earnings per share were $0.15 in the third quarter of 2011 compared to $0.12 in the third quarter of 2010. Returns on average assets and average equity for the third quarter of 2011 were 0.41% and 4.1%, respectively, compared to 0.34% and 3.4% respectively in the third quarter of 2010.

For the first nine months of 2011, net income of $3,473,000 increased 18.9% from the $2,920,000 earned in the first nine months of 2010. Net income available to common shareholders of $2,213,000 in the first nine months of 2011 increased 33.3% compared to the $1,660,000 in the first nine months of 2010. Earnings per share were $0.28 in the first nine months of 2011 compared to $0.22 in the first nine months of 2010. Returns on average assets and average equity for the first nine months of 2011 were 0.32% and 3.2%, respectively, compared to 0.27% and 2.8% respectively in the first nine months of 2010.

The provision for loan losses, at $3,459,000 in the third quarter of 2011, was 19% less than the amount required in the second quarter of 2011, but was 13% more than the amount in the year-ago third quarter. The level of provision expense and other expenses related to management and collection of the loan portfolio continue to be the major restraints to higher levels of profitability. The provision expense of $3,459,000 in the third quarter of 2011 exceeded net charge-offs in the quarter of $3,402,000. The allowance as a percentage of loans increased due to the continued shrinkage of the loan portfolio.

Net interest income, at $13,781,000 in the third quarter of 2011, increased 0.3% compared to the second quarter of 2011 and increased 5.2% over the third quarter of 2010. Although net interest income grew slightly in conjunction with modest growth in earning assets, continued reduction in funding costs was more than offset by shrinkage in the loan portfolio caused by lagging loan demand, resulting in a decline in the net interest margin.

Firstbank’s net interest margin was 4.03% in the third quarter of 2011 compared to 4.08% in the second quarter of 2011 and 3.89% in the third quarter of 2010. FHLB advances and notes payable declined by $5 million in the third quarter of 2011 and were $56 million lower than the year-ago balance. Core deposits increased 1.8% in the third quarter of 2011 and were 5.3% above the year-ago level, providing a lower cost source of funding. Also, strategies employed during 2010 and throughout 2011 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, have resulted in improvement in net interest margin compared to the prior year.

Total non-interest income, at $2,593,000 in the third quarter of 2011, increased 29% from the second quarter of 2011, but was 21% lower than in the third quarter of 2010. Gain on sale of mortgages, at $1,040,000 in the third quarter of 2011, increased 152% compared to the second quarter of 2011 but was 49% below the year-ago level. Mortgage refinance activity surged in the third quarter of 2011, but not to the extremely high levels of year-ago. Volume compared to year-ago is tempered by more stringent and costly secondary market requirements. The category of “other” non-interest income, at $404,000 in the third quarter of 2011, was 19% more than the amount in the second quarter of 2011 and 110% more than in the third quarter of 2010. This category of other non-interest income was helped in the third quarter of 2011 by $98,000 gain on sale of other real estate while the amount of gain in the second quarter of 2011 was less than $1,000 and losses of $196,000 reduced this category of income in the year-ago third quarter.

Total non-interest expense, at $10,745,000 in the third quarter of 2011, was 0.6% lower than the level in the second quarter of 2011 and was 1.8% lower than the level in the third quarter of 2010, as expense control efforts continued. Salaries and employee benefits increased 5.7% compared to the year-ago quarter, and occupancy and equipment costs declined by 1.1%. FDIC insurance premium expense at $162,000 in the third quarter of 2011 was 68% below the amount in the second quarter of 2011 and 69% below the level in the third quarter of 2010. Firstbank Corporation’s FDIC expense in the third quarter of 2011 included an adjustment for a $167,000 overstatement of expense in the second quarter of 2011. The adjustment added approximately $0.014 to earnings per share in the third quarter of 2011. A normalized level of quarterly expense based on the new methodology for assessing premiums is approximately $330,000. The reduction in FDIC expense reflects the benefit to Firstbank’s banks, and community banks throughout the nation, of the change by the FDIC to assessing premiums based on total assets rather than just total deposits. The FDIC made this change to better align premiums with risk to the insurance fund. The category of “other” non-interest expense, totaling $3,589,000 in the third quarter of 2011, decreased 2.3% compared to the second quarter of 2011 and 2.4% compared to the third quarter of 2010. The most significant factors in both comparisons were variations in write-downs of valuations of other real estate owned and expenses related to mortgage volume. Write-downs of other real estate owned were $499,000 in the third quarter of 2011 compared to $642,000 in the second quarter of 2011 and $463,000 in the third quarter of 2010.

Mr. Sullivan stated, “We again have experienced a quarter, in the third quarter of 2011, where loan charge-offs and charge-downs and the corresponding need for provision expense continue well above historical norms. These and other expenses related to managing the loan portfolio offset positive developments within our earnings profile. Our net interest margin, although declining by a small amount from the second quarter, is well above year-ago levels and our operating costs are continuing to be managed tightly. Higher than normal costs of managing credits and other real estate owned will stay with us for some time, but eventually should reduce.

“As we have stated previously, our capital, funding, and human resources remain ample to support increased lending, although our loan portfolios continue to shrink. We maintain good relationships and communications with customers who will eventually want to expand their businesses and activities and provide an increased demand for loans. We have oriented our marketing messages to communicate that we have money to lend and are willing to do so. We believe our banks are well positioned to participate in and help support a better Michigan economy as one of the major community banking organizations in the state.

 “During the third quarter we commissioned an annual update of the third-party-expert valuation of goodwill on our balance sheet, to test for impairment. That valuation, which assures the proper application of accounting rules and principles, indicates that the amount of goodwill on our books is not considered impaired and requires no charge to earnings. As a result, we show a book value per share of $15.36 at September 30, 2011, which continues to be substantially above tangible book value per share of $10.64.

“Also, at the end of the third quarter, the previously announced merger of our smallest bank, Firstbank – St. Johns, with the larger Firstbank – Alma was completed without fanfare or interruption of customer service. Systems consolidations will take place in the fourth quarter, and we will begin realizing regulatory and other efficiencies as a result of the combination, without negative impact on our service to our markets.”

Total assets of Firstbank Corporation at September 30, 2011, were $1.497 billion, an increase of 1.3% from the year-ago period. Total portfolio loans of $989 million were 6.0% below the year-ago level. Commercial and commercial real estate loans decreased 6.5% over this twelve month period, and real estate construction loans decreased 2.2%. Residential mortgage loans decreased 6.2% and consumer loans decreased 4.7%. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty regarding the economy. Also, the strong mortgage refinance activity in 2010 resulted in mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of September 30, 2011, were $1.240 billion, compared to $1.172 billion at September 30, 2010, an increase of 5.8%. Core deposits increased $62 million or 5.3% over the year-ago level.

Net charge-offs were $3,402,000 in the third quarter of 2011, compared to $4,277,000 in the second quarter of 2011 and $2,928,000 in the third quarter of 2010. In the third quarter of 2011, net charge-offs annualized represented 1.37% of average loans, compared to 1.69% in the second quarter of 2011 and 1.10% in the third quarter of 2010.

Provision expense was increased in the third quarter so that the ratio of the allowance for loan losses to loans increased to 2.16%, compared to 2.12% at June 30, 2011, and 1.97% at September 30, 2010. More stringent definitional requirements are being applied by regulators in determining what loans are to be reported on call reports as “troubled debt restructurings” (TDRs). These loans result from mutual efforts between the bank and the borrower to adjust cash flow requirements and other terms of loans to reflect new economic reality and to protect the financial interest of the bank. Restructuring allows the customer to continue to meet financial obligations while dealing with the protracted slow economy and particularly weak real estate sales. Loans in this category continue to perform according to the agreed upon terms. If they do not continue to perform, they are moved to either the past-due-more-than-90-days category or to the non-accrual category as circumstances indicate. Mostly as a result of the more stringent definitional requirements, our performing adjusted loans (TDRs) increased to $18,260,000 at September 30, 2011, compared to $17,989,000 at June 30, 2011, and compared to $1,785,000 at September 30, 2010. Conversely, loans past due over 90 days and non-accrual loans declined from the year-ago level. Loans past due over 90 days were $1,455,000 at September 30, 2011, decreased from the $1,787,000 at June 30, 2011, and $3,554,000 lower, or 71% lower, than the $5,009,000 at September 30, 2010. Non-accrual loans were $20,873,000 at September 30, 2011, an increase of 3.3% from the level at June 30, 2011, but a decrease of 26.8% from the level at September 30, 2010.

Total shareholders’ equity at September 30, 2011, was 2.7% higher than at September 30, 2010. The ratio of average equity to average assets was 10.0% in the third quarter of 2011, compared to 9.8% in the third quarter of 2010. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of loans with provisions, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Nine Months Ended:
	Sep 30	Jun 30	Sep 30	Sep 30	Sep 30
	2011	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$15,290	$15,571	$16,869	$46,507	$50,883
Investment securities
Taxable	1,309	1,319	1,032	3,639	2,658
Exempt from federal income tax	271	280	268	844	849
Short term investments	54	45	52	138	155
Total interest income	16,924	17,215	18,221	51,128	54,545

Interest expense:
Deposits	2,691	2,945	3,871	8,685	12,347
Notes payable and other borrowing	452	529	1,254	1,629	4,110
Total interest expense	3,143	3,474	5,125	10,314	16,457

Net interest income	13,781	13,741	13,096	40,814	38,088
Provision for loan losses	3,459	4,256	3,066	10,726	8,623
Net interest income after provision for loan losses	10,322	9,485	10,030	30,088	29,465

Noninterest income:
Gain on sale of mortgage loans	1,040	413	2,054	2,021	3,150
Service charges on deposit accounts	1,123	1,182	1,144	3,397	3,421
Gain (loss) on trading account securities	0	2	(10)	8	13
Gain (loss) on sale of AFS securities	9	(2)	1	(1)	10
Mortgage servicing	17	76	(98)	121	91
Other	404	340	192	1,103	1,227
Total noninterest income	2,593	2,011	3,283	6,649	7,912

Noninterest expense:
Salaries and employee benefits	5,480	5,170	5,186	15,920	15,895
Occupancy and equipment	1,346	1,284	1,361	4,054	4,220
Amortization of intangibles	168	185	191	538	611
FDIC insurance premium	162	499	525	1,204	1,555
Other	3,589	3,672	3,678	10,601	10,806
Total noninterest expense	10,745	10,810	10,941	32,317	33,087

Income before federal income taxes	2,170	686	2,372	4,420	4,290
Federal income taxes	540	58	1,048	947	1,370
Net Income	1,630	628	1,324	3,473	2,920
Preferred Stock Dividends	420	420	420	1,260	1,260
Net Income available to Common Shareholders	$1,210	$208	$904	$2,213	$1,660

Fully Tax Equivalent Net Interest Income	$13,949	$13,915	$13,274	$41,328	$38,677

Per Share Data:
Basic Earnings	$0.15	$0.03	$0.12	$0.28	$0.22
Diluted Earnings	$0.15	$0.03	$0.12	$0.28	$0.22
Dividends Paid	$0.01	$0.01	$0.01	$0.03	$0.07

Performance Ratios:
Return on Average Assets (a)	0.41%	0.18%	0.34%	0.32%	0.27%
Return on Average Equity (a)	4.1%	1.8%	3.4%	3.2%	2.8%
Net Interest Margin (FTE) (a)	4.03%	4.08%	3.89%	4.06%	3.83%
Book Value Per Share (b)	$15.36	$15.14	$15.01	$15.36	$15.01
Average Equity/Average Assets	10.0%	10.0%	9.8%	10.1%	9.9%
Net Charge-offs	$3,402	$4,277	$2,928	$10,774	$7,011
Net Charge-offs as a % of Average Loans (c)(a)	1.37%	1.69%	1.10%	1.42%	0.88%

(a) Annualized
(b) Period End				`
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30	Jun 30	Dec 31	Sep 30
	2011	2011	2010	2010
ASSETS

Cash and cash equivalents:
Cash and due from banks	$24,086	$28,124	$25,322	$25,791
Short term investments	77,477	68,594	48,216	68,657
Total cash and cash equivalents	101,563	96,718	73,538	94,448

Securities available for sale	323,245	296,003	266,121	242,971
Federal Home Loan Bank stock	7,266	7,266	8,203	9,084
Loans:
Loans held for sale	2,207	434	1,355	1,932
Portfolio loans:
Commercial	157,155	162,685	164,413	169,652
Commercial real estate	352,156	365,803	373,996	374,866
Residential mortgage	344,700	344,853	352,652	367,617
Real estate construction	74,561	73,019	81,016	76,255
Consumer	60,481	59,601	59,543	63,455
Total portfolio loans	989,053	1,005,961	1,031,620	1,051,845
Less allowance for loan losses	(21,383)	(21,327)	(21,431)	(20,725)
Net portfolio loans	967,670	984,634	1,010,189	1,031,120

Premises and equipment, net	25,454	25,557	25,431	24,846
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	1,607	1,775	2,145	2,329
Other assets	32,421	33,493	35,848	35,597
TOTAL ASSETS	$1,496,946	$1,481,393	$1,458,343	$1,477,840

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$204,604	$194,795	$185,191	$172,416
Interest bearing accounts:
Demand	331,007	310,250	293,900	284,520
Savings	243,724	237,008	210,239	202,816
Time	443,417	459,489	486,506	501,059
Wholesale CD's	17,417	16,778	7,947	11,440
Total deposits	1,240,169	1,218,320	1,183,783	1,172,251

Securities sold under agreements to repurchase and overnight borrowings	42,839	46,304	41,328	39,617
FHLB Advances and notes payable	16,517	21,543	40,658	72,100
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	7,754	7,480	8,062	8,173
Total liabilities	1,343,363	1,329,731	1,309,915	1,328,225

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	32,785	32,778	32,763	32,756
Common stock; 20,000,000 shares authorized	115,663	115,571	115,224	115,132
Retained earnings	2,296	1,157	295	(57)
Accumulated other comprehensive income/(loss)	2,839	2,156	146	1,784
Total shareholders' equity	153,583	151,662	148,428	149,615
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,496,946	$1,481,393	$1,458,343	$1,477,840

Common stock shares issued and outstanding	7,865,166	7,853,295	7,803,816	7,786,405
Principal Balance of Loans Serviced for Others ($mil)	$601.6	$604.4	$616.9	$605.2

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	18,260	17,989	10,056	1,785
Loans Past Due over 90 Days	1,455	1,787	606	5,009
Non-Accrual Loans	20,873	20,205	26,362	28,511
Other Real Estate Owned	7,367	8,469	8,315	9,020
Allowance for Loan Loss as a % of Loans (a)	2.16%	2.12%	2.08%	1.97%

Quarterly Average Balances:
Total Portfolio Loans (a)	$996,234	$1,009,646	$1,041,986	$1,065,850
Total Earning Assets	1,376,072	1,367,013	1,355,226	1,358,914
Total Shareholders' Equity	150,092	149,599	148,043	147,273
Total Assets	1,499,707	1,490,020	1,484,854	1,497,943
Diluted Shares Outstanding	7,859,159	7,835,123	7,796,168	7,776,438

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports